Filed pursuant to Rule 424(b)(3)
Registration No. 333-280990

HASHDEX NASDAQ CME CRYPTO INDEX ETF

SUPPLEMENT NO. 20 DATED MARCH 16, 2026

TO THE PROSPECTUS DATED FEBRUARY 13, 2025

This prospectus supplement (this “Supplement”) is part of and should be read in conjunction with the prospectus of Hashdex Nasdaq CME Crypto Index ETF (the “Trust”), dated February 13, 2025 (the “Prospectus”). Each of the Prospectus and this Supplement form a part of our Registration Statement on Form S-1 (Registration No. 333-280990) declared effective by the Securities and Exchange Commission (the “SEC”) on February 13, 2025 (as amended, the “Registration Statement”).

The purpose of this Supplement is to update and supplement certain information contained in the Registration Statement and Prospectus to reflect the reduction of the Management Fee paid to the Sponsor by the Trust.

Except as otherwise set forth below, the information set forth in the Registration Statement and Prospectus remains unchanged. For clarity, additions to existing disclosure from the Prospectus are indicated with bold, underlined text and deletions are indicated with ~~strikethrough~~. All pages, paragraphs and section references used herein refer to the Registration Statement and Prospectus before any additions or deletions resulting from the revised disclosures, and capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Registration Statement and Prospectus.

The information set forth below serves as a supplement to the Prospectus. Except as described herein, the information provided in the Registration Statement and Prospectus continues to apply. To the extent this Supplement differs from or updates information in the Registration Statement or Prospectus, you should rely on the information contained in this Supplement. The Registration Statement and Prospectus contain important additional information. This Supplement should be read in conjunction with the Registration Statement and Prospectus.

THE OFFERING

Management Fee

The Trust shall pay the Sponsor a Management Fee, monthly in arrears, in an amount equal to 0.25%~~0.50%~~ per annum of the daily NAV of the Trust (the “Management Fee”).

The Sponsor may, at its sole discretion and from time to time, waive all or a portion of the Management Fee for stated periods of time. The Sponsor is under no obligation to waive any portion of its fees, and any such waiver shall create no obligation to waive any such fees during any period not covered by the waiver. ~~The Sponsor has agreed to temporarily reduce its Management Fee to 0.25% per annum through December 31, 2026. After December 31, 2026, the standard 0.50% annual Management Fee will apply.~~ The Management Fee is paid in consideration of the Sponsor’s services related to the management of the Trust’s business and affairs. The Administrator will calculate the Management Fee on a daily basis with respect to the NAV of the Trust, and the Management Fee will be paid directly by the Trust to the Sponsor. The Management Fee will accrue daily and be payable monthly in cash

RISK FACTORS

Trust assets may be depleted if investment performance does not exceed fees.

Over time, the Trust’s assets could be depleted if investment performance does not exceed fees paid by the Trust.

The Trust shall pay the Sponsor a Management Fee, monthly in arrears, in an amount equal to 0.25%~~0.50%~~ per annum of the daily NAV of the Trust (the “Management Fee”).

The Sponsor may, at its sole discretion and from time to time, waive all or a portion of the Management Fee for stated periods of time. The Sponsor is under no obligation to waive any portion of its fees, and any such waiver shall create no obligation to waive any such fees during any period not covered by the waiver. ~~The Sponsor has agreed to temporarily reduce its Management Fee to 0.25% per annum through December 31, 2026. After December 31, 2026, the standard 0.50% annual Management Fee will apply.~~ The Management Fee is paid in consideration of the Sponsor’s services related to the management of the Trust’s business and affairs. The Administrator will calculate the Management Fee on a daily basis with respect to the NAV of the Trust, and the Management Fee will be paid directly by the Trust to the Sponsor. The Management Fee will accrue daily and be payable monthly in cash.

ADDITIONAL INFORMATION ABOUT THE TRUST

The Trust’s Fees and Expenses

The Trust shall pay the Sponsor a Management Fee, monthly in arrears, in an amount equal to 0.25%~~0.50%~~ per annum of the daily NAV of the Trust. The Sponsor may, at its sole discretion and from time to time, waive all or a portion of the Management Fee for stated periods of time. The Sponsor is under no obligation to waive any portion of its fees, and any such waiver shall create no obligation to waive any such fees during any period not covered by the waiver. ~~The Sponsor has agreed to temporarily reduce its Management Fee to 0.25% per annum through December 31, 2026. After December 31, 2026, the standard 0.50% annual Management Fee will apply.~~ The Management Fee is paid in consideration of the Sponsor’s services related to the management of the Trust’s business and affairs. The Administrator will calculate the Management Fee on a daily basis with respect to the NAV of the Trust, and the Management Fee will be paid directly by the Trust to the Sponsor. The Management Fee will accrue daily and be payable monthly in cash.

THE TRUST’S SERVICE PROVIDERS

Sponsor

The Sponsor is responsible for investing the assets of the Trust in accordance with the objectives and policies of the Trust. In addition, the Sponsor arranges for one or more third parties to provide administrative, custodial, accounting, transfer agency and other necessary services to the Trust. For these third-party services, the Trust pays the fees set forth in the table below entitled “Contractual Fees and Compensation Arrangements with the Sponsor and Third-Party Service Providers.” For the Sponsor’s services, the Trust is contractually obligated to pay a monthly management fee to the Sponsor, based on average daily net assets, at a rate equal to 0.25%~~0.50%~~ per annum. ~~The Sponsor has agreed to temporarily reduce its Management Fee to 0.25% per annum through December 31, 2026.~~

Contractual Fees and Compensation Arrangements with the Sponsor and Third-Party Service Providers

Service Provider	Compensation Paid by the Trust
Hashdex Asset Management Ltd., Sponsor	0.25%~~0.50%~~ of average net assets annually. ~~The Sponsor has agreed to temporarily reduce it to 0.25% per annum through December 31, 2026.~~

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